Exhibit 10.45

THE TELX GROUP, INC.

LOAN CANCELLATION AND RELEASE AGREEMENT

This Loan Cancellation and Release Agreement (“Agreement”) is entered into by and between The Telx Group, Inc. (hereinafter the “Company”) and J. Todd Raymond (hereinafter “Obligor”), as of this 2nd day of March, 2010 (the “Settlement Date”).

WHEREAS, the Obligor has incurred indebtedness (the “Indebtedness”) to the Company for principal and interest that are due pursuant to one or more promissory notes that have resulted in the outstanding loan balance(s) set forth in the following summary:

Original Issue Date	Total Indebtedness as of Settlement Date
April 15 and July 8, 2007	$194,670.25

WHEREAS, the Company and the Obligor have mutually agreed to settle the Indebtedness through Obligor’s payment to the Company of fifty percent (50%) of the amount of the Indebtedness, with the Company cancelling and forgiving all remaining Indebtedness, based on the mutual understanding between the Company and the Obligor that the Company may take such loan forgiveness of the Indebtedness into account when making future decisions regarding discretionary cash bonuses and stock awards relating to the Obligor for his services in 2010; and

WHEREAS, the Obligor, in exchange for the cancellation of the Indebtedness and all obligations under any associated promissory notes, is willing to pay the consideration set forth below, and to incur all tax liabilities associated with the forgiveness of the remaining Indebtedness on a date that the Company selects in 2010; and the Obligor is willing to accept such consideration and to irrevocably waive any and all claims relating to the Indebtedness and any associated promissory notes.

NOW THEREFORE, the undersigned parties to this Agreement hereby mutually agree to all of the following:

1. Partial Repayment by the Obligor; Cancellation of Indebtedness. In consideration of the Company’s commitments herein, the Obligor agrees to repay part of the Indebtedness through paying the Company ninety seven thousand three hundred thirty five dollars and thirteen cents ($97,335.13) in immediately available funds within three (3) business days after the Settlement Date. Provided that the Obligor makes such payment, then as of the Settlement Date, the Company shall irrevocably and permanently surrender any and all of its rights to collect any Indebtedness, and acknowledges that any outstanding promissory notes relating to such Indebtedness shall be cancelled and no longer valid effective on such Settlement Date. The Obligor recognizes and agrees that the Company may in its sole and absolute discretion take its cancellation of any unpaid Indebtedness into account when making future decisions regarding discretionary cash bonuses and stock awards to be made to the Obligor with respect to his services for the Company in 2010. The Obligor further agrees that Section 6.2 of his Employment Agreement with the Company dated as of September 20, 2006 (the “Employment Agreement”) is hereby amended, as follows: The Annual Bonus (as set forth in 6.2 section) will not be (or be deemed) earned, vested, or payable to me until after it has been adjusted to reflect any unpaid Indebtedness forgiven by the Company in accordance with this Agreement. The Obligor specifically agrees that this shall constitute a valid amendment to the Employment Agreement pursuant to Section 10.0 of that Employment Agreement. Except as modified by this Agreement or otherwise in writing, all remaining provisions of the Employment Agreement shall remain in effect in accordance with their terms.

2. Complete Release by the Company. As of the Settlement Date, the Company irrevocably and unconditionally releases, acquits, and forever discharges the Obligor, his heirs, assigns, and any successors to his interest, from any and all known or unknown claims, charges, promises, actions, or similar rights that the Company presently may have (“Claims”) relating in any way to its rights to collect the Indebtedness. The Company understands that the Claims that it is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), and include without limitation claims such as breach of contract, implied contract, promissory estoppel, or claims under any federal, state or local statute, law, order or ordinance.

3. Tax Consequences. The Obligor agrees that the Company is to withhold all taxes it determines it is legally required to withhold as a result of income that the Obligor will recognize from cancellation and forgiveness of the unpaid Indebtedness on the Settlement Date. The Obligor understands that he is obligated to pay any taxes, interest, or penalties that may be due or become due with respect to such income under any applicable provision of federal, state or local law. The Obligor acknowledges that neither the Company nor any of its directors, officers, agents, or affiliates (together with the Company, the “Company Released Parties”) have made any promise, representation or warranty, express or implied, regarding the tax consequences of any income that the Obligor may recognize pursuant to this Agreement. The Obligor further agrees not to make any claim against the Company or any other person based on how the Company reports amounts of income arising under this Agreement to tax authorities or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement.

4. No Other Inducements or Recourse. The Obligor acknowledges that no promise or agreement not expressed in this Agreement has been made to the Obligor, and that Obligor shall have no claims or other recourse now or forever against the Company Released Parties with respect to this Agreement.

5. Binding Nature of Agreement. This Agreement shall be binding on the Obligor’s heirs, legal representatives, administrators, executors, and assigns, and shall inure to the benefit of any successors and assigns of the Company Released Parties.

6. Law Governing. This Agreement shall be governed by and construed under the laws of the STATE OF NEW YORK, REGARDLESS OF LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

7. Entire Agreement. This Agreement represents the entire agreement between the parties and has been entered into by Obligor with a full understanding of its terms, with an opportunity to consult with counsel and without inducement or duress. This Agreement may not be changed orally, and any written change or amendment must be signed and accepted by the Company. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

WHEREFORE, the undersigned parties to this Loan Cancellation and Release Agreement have agreed to the foregoing as of the Settlement Date.

OBLIGOR		THE TELX GROUP, INC.

Signature:	/s/ J. Todd Raymond	By	/s/ Eric Shepcaro
Printed Name: J. Todd Raymond		Title:	Eric Shepcaro
Date: March 2nd, 2010		Date:	March 2nd, 2010